          As filed with the Securities and Exchange Commission on March 24, 2000
                                                           Registration No. 333-
================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                              -------------------

                              PlanetRx.com, Inc.
            (Exact name of registrant as specified in its charter)

         Delaware                          5912                94-3227733
     (State or other                (Primary Standard             (IRS
     jurisdiction of                 Industrial Code            Employer
incorporation or organization)    Classification Number)    Identification No.)

                       349 Oyster Point Blvd., Suite 201
                         South San Francisco, CA 94080
              (Address of principal executive offices) (Zip Code)

                              -------------------

                      PLANETRX.COM, INC. 1998 STOCK PLAN
             SHARES ACQUIRED UNDER WRITTEN COMPENSATION AGREEMENTS
                  WITH CERTAIN NAMED AND UNNAMED INDIVIDUALS
                           (Full title of the Plans)

                              -------------------

                              William J. Razzouk
                     Chairman and Chief Executive Officer
                              PlanetRx.com, Inc.
                       349 Oyster Point Blvd., Suite 201
                         South San Francisco, CA 94080
                    (Name and address of agent for service)

                             --------------------

                                 650-616-1500
         (Telephone number, including area code, of agent for service)

                             --------------------

                                      CALCULATION OF REGISTRATION FEE

====================================================================================================================================
              Title of                                       Proposed Maximum          Proposed Maximum
             Securities                  Amount                 Offering                  Aggregate                 Amount of
               to be                     to be                    Price                   Offering                 Registration
             Registered               Registered (1)           per Share (2)              Price (2)                    Fee
-------------------------------------------------------------------------------------------------------------------------------
           Common Stock                9,675,263                  $9.33                 $90,270,203.79              $23,831.34
        (par value $0.0001)

(1) This Registration Statement shall also cover any additional shares of Common Stock issued with respect to the registered shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of PlanetRX.com, Inc.

(2) Calculated only for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of high and low per share of Common Stock of PlanetRX.com, Inc. on March 22, 2000.

                               EXPLANATORY NOTE

     PlanetRX.com has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register shares of its common stock, $0.0001 par value per share. Under cover of this Form S-8 is a Reoffer Prospectus that PlanetRX.com has prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 5,738,597 shares of common stock acquired by Selling Stockholders under the 1998 Stock Plan. In addition, the Reoffer Prospectus may be utilized for reofferings and resales of up to 3,936,666 shares of common stock acquired by the following Selling Stockholders under Restricted Stock Purchase Agreements entered into on September 15, 1998: Michael Bruner, Steve Su, Randal Wong, Christopher M. Nguyen, Stephanie L. Schear and Henry Tang.

                              PLANETRX.COM, INC.

        FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                        REQUIRED BY PART I OF FORM S-3

Form S-3 Item Number                                             Location/Heading in Prospectus
--------------------                                             -----------------------------------
1.  Forepart of Registration Statement and Outside               Cover page
    Front Cover page of Prospectus
2.  Inside Front and Outside Back Cover Page of                  Available Information; Incorporation of Certain
    Prospectus                                                   Information by Reference
3.  Summary Information, Risk Factors and Ratio of               Risk Factors
    Earnings to Fixed Charges
4.  Use of Proceeds                                              Use of Proceeds
5.  Determination of Offering Price                              Not applicable
6.  Dilution                                                     Not applicable
7.  Selling Security Holder                                      Selling Security Holder
8.  Plan of Distribution                                         Plan of Distribution
9.  Description of Securities to be Registered                   Not Applicable
10. Interests of Named Experts and Counsel                       Not Applicable
11. Material Changes                                             Not Applicable
12. Incorporation of Certain Information                         Documents Incorporated by Reference
13. Disclosure of Commission Position on                         Indemnification
    Indemnification for Securities Act Liabilities

REOFFER PROSPECTUS

                            Shares of Common Stock
                              PlanetRX.com, Inc.


     This Reoffer Prospectus relates to 5,738,597 shares of the Common Stock, par value $0.0001 (the "Common Stock"), of PlanetRX.com, Inc. (the "Company"), which may be offered from time to time by certain key employees named herein and certain employees who are not named herein who are not affiliates and donees of shares received from key employees (the "Registered Stockholders"). It is anticipated that the Registered Stockholders will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale.
The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by each of the Registered Stockholders will be borne by each such Registered Stockholder.

     The Common Stock is traded on the Nasdaq National Market System under the symbol PLRX.

     The Registered Stockholders and any broker executing selling orders on behalf of the Registered Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

           THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD
           BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF
                           THEIR ENTIRE INVESTMENT.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Registered Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

     The date of this Prospectus is March 24, 2000.

                             AVAILABLE INFORMATION

     The Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") upon the first date on which its Common Stock is registered under Section 12(g) of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

     A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Brian Nelson, PlanetRX.com, Inc., 349 Oyster Point Blvd., Suite 201, South San Francisco, CA 94080. The Company's telephone number at that location is (650) 616-1500.


                               TABLE OF CONTENTS
                                                                           Page

THE COMPANY..............................................................  3

RISK FACTORS.............................................................  5

USE OF PROCEEDS..........................................................  6

REGISTERED STOCKHOLDERS..................................................  6

PLAN OF DISTRIBUTION.....................................................  6

DOCUMENTS INCORPORATED BY REFERENCE......................................  7

INDEMNIFICATION..........................................................  7

                                  THE COMPANY

     PlanetRx.com is a leading online healthcare destination for commerce, content and community. Our e-commerce website, www.PlanetRx.com, launched on March 18, 1999, provides a convenient, private and informative shopping experience. We offer products in six categories: prescription drugs; non-prescription drugs; personal care, beauty and spa; vitamins, herbs and nutrition; and medical supplies. Our eCenters, located within the Planetrx.com website, incorporate content that addresses a variety of health-related topics. In addition, we own and operate a network of satellite websites targeting specific healthcare conditions by providing relevant content and a destination for online communities. These conditions-specific websites, which include diabetes.com, depression.com, obesity.com and alzheimers.com, are linked to the PlanetRx.com website.

     In October 1999, we aquired the Internet operations of Express Scripts' Your Pharmacy.com and become the online pharmacy for Express Scripts, one of the largest pharmacy benefit managers in the U.S. with over 36 million covered
lives.   In October 1999, we completed our initial offering.


                            The PlanetRx.com Market

     Our market consists of prescription drugs, non-prescription drugs, personal care products, beauty and spa products, vitamins, herbs and nutrition products and medical supplies. Based on estimates from the National Association of Chain I Drugstores and Information Resources, Inc., we believe that the U.S. market for health and personal care products was over $175 billion in 1999, of which prescription drugs comprised over $120 billion. We believe that the aging of the U.S. population will continue to drive increased demand for these products.


                    The PlanetRx.com Healthcare Destination

     Our websites offer a convenient shopping experience, extensive product selection, professionally-created content and online communities developed around specific health-related topics. We believe that we offer one of the largest selections of health and personal care products available on the Internet, with over 28,000 stock keeping units (SKUs). Other key advantages of our online store include:

     . ability to fill and process non-cash prescriptions, which are directly reimbursable by insurance companies for members of our affiliated pharmacy benefit managers, and cash prescriptions;

     . access 24 hours a day, seven days a week from anywhere Internet access is available; direct shipping to the customer;

     .    online search capabilities for products and information;

     .    excellent customer service;

     .    order-tracking information;

     .    reliable and accessible healthcare information;

     .    online forums for consumer interaction; and

     . personalized and confidential information for customers, such as health answers, medical records and e-mail reminders.

     We operate our own distribution center and pharmacy in Memphis, Tennessee. Our pharmacy is staffed 24 hours a day, seven days a week with experienced pharmacists who are members of the American Pharmaceutical Association. We are licensed to ship prescription products in all U.S. states and territories.

                           The PlanetRx.com Strategy


     Our objective is to become the leading Internet healthcare destination for commerce, content and community. We intend to attract new customers, develop customer loyalty and promote repeat purchases by implementing the following strategies:

     Continue to Build Our Brand. Through our advertising and promotional activities, we are developing PlanetRx.com as a pervasive brand that targets purchasers of health and personal care products and identifies us as a premier healthcare destination on the Internet. To date, in addition to having used a range of traditional media such as print and radio, we have promoted our site on a variety of major Internet destinations. We plan to complement these efforts with appropriate levels of television advertising and additional online promotional activities.

     Continue to Build Premier Content and Community Websites. As part of our commitment to consumers, we endeavor to provide a secure and private forum in which to communicate and share ideas. We will continue to develop our network of satellite destination sites, such as diabetes.com, and eCenters, such as our Weight Loss eCenter, all of which provide a wealth of information to, and a forum for, consumers with similar health concerns. We believe that this combination of content and community will attract repeat users.

     Maintain an Independent Distribution Center and Pharmacy. We maintain our own distribution center, which is only minutes away from our primary supplier, McKesson, and our primary shipping agents, FedEx and the USPS Priority Air center. Moreover, we operate our own pharmacy with licensed pharmacists and are licensed to ship prescription products in all U.S. states and territories. By operating our own distribution center and pharmacy, we are able to maintain strict control over logistics, provide excellent customer service and offer reliable and prompt delivery.

     Utilize Technology to Improve the Customer Shopping Experience. We intend to use technology to continuously enhance our product and service offerings and take advantage of the unique characteristics of online retailing. Among other technology objectives, we intend to develop features that enhance the look and feel of our websites and further customize the shopping experience. Additionally, we intend to strengthen our Internet infrastructure by building our own data center and leasing additional capacity to maintain speed and reliability.

     Continue to Expand Product Offerings. We intend to focus on providing consumers with a wide product selection to meet their health-related needs. We expect to increase the breadth and differentiation of our product selection, including both mass market and prestige products. For example, we have recently introduced branded cosmetics and salon hair care products for sale on our website.

     Continue to Develop Strategic Relationships to Further Revenue Opportunities. We will continue to develop strategic relationships in order to increase our revenue opportunities and build our reputation as a leading online healthcare destination. For example, we will seek to develop relationships or partner with:

     . pharmacy benefit managers and managed care organizations to increase payment alternatives for our prescription drug customers, such as our relationship with Express Scripts;

     . pharmaceutical manufacturers to sponsor our various satellite sites focused on chronic conditions;

     . hospital organizations in order to market directly to their patient and doctor populations;

     . companies that are working on providing direct links between doctors' offices and pharmacies to facilitate the delivery of electronic prescriptions; and

     . content and commerce portals and online service providers to drive traffic to our website.

                           Limited Operating History

     We were incorporated in Delaware on March 31, 1995 and only began substantial operations in September 1998. We incurred net losses of $7,000 for the year ended 1996, $137,000 for the year ended 1997, $4.1 million for the year ended 1998 and $98.0 million for the ended December 31, 1999.

                     Corporate Information; Reorganization

     Our corporate offices are located at 349 Oyster Point Blvd., Suite 201, South San Francisco, CA 94080. Our telephone number is (650) 616-1500. Information contained on our website does not constitute a part of this prospectus.

                                  RISK FACTORS

      The following risk factors and other information included in this Report should be carefully considered. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected.

Risks Related to Our Business

      Our limited operating history makes forecasting future results difficult. We were incorporated on March 31, 1995 and only began substantial operations in September 1998. Our PlanetRx.com website was launched on March 18, 1999. As a result of our limited operating history, it is difficult to accurately forecast our revenues and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future revenues and our expenses are to a large extent fixed. Our revenues and operating results are difficult for us to forecast because we operate with substantially no backlog. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected.

      We have a history of losses and we anticipate future losses and negative cash flow. Since our inception, we have incurred significant losses and negative cash flow, and we expect operating losses and negative cash flow to continue for the foreseeable future. We incurred net losses of $7,000 for the year ended 1996, $137,000 for the year ended 1997, $4.1 million for the year ended 1998 and $98.0 million for the year ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $103.3 million. We anticipate that our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to:

    . the development of the PlanetRx.com brand, marketing and other promotional activities;

    . the expansion of our inventory management and distribution operations at our facilities in Memphis, Tennessee or in new facilities established elsewhere;

    . the continued development of the PlanetRx.com website, our computer network and the systems that we use to process customers' orders and payments;

    . the expansion of our product offerings and the categories of the products that we offer;

    . the continued development of relevant, healthcare-related content on the PlanetRx.com website;

    . the development of marketing and distribution relationships with strategic business partners;

    . increases in our general and administrative functions to support our growing operations; and

    . the establishment and development of relationships in the healthcare industry, particularly in the areas of reimbursement and managed care with insurance companies and pharmacy benefit management companies.

      Our ability to become profitable depends on our ability to generate and sustain substantially higher revenues while maintaining reasonable expense levels. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future.

      Online sales of prescription drugs, non-prescription drugs, personal care products and medical supplies may not achieve market acceptance, which could result in slower revenue growth, loss of revenues and increased operating losses. If we do not attract and retain a high volume of online customers to our website at a reasonable cost, our business and operating results will be adversely affected. The online market for our products is in its infancy. We may not be able to convert a large number of consumers from traditional shopping methods to online shopping for prescription drugs, non-prescription drugs, personal care products and medical supplies. Specific factors that could prevent widespread consumer acceptance of the online sales of our products, include:

    .  shipping charges and delivery times associated with online purchases;

    . delays and other inefficiencies associated with processing orders for prescription products covered by insurance;

    . lack of reimbursement of customer prescriptions by some healthcare payors;

    . inability to serve the acute care needs of customers, including emergency prescription drugs and other urgently needed products;

    .  pricing that does not meet customer expectations;

    . customer concerns about the security of online transactions and the privacy of their personal health information;

    . product damage from shipping or shipments of wrong or expired products from our suppliers, resulting in a failure to establish customers' trust in buying our products online;

    .  delays in responses to customer inquiries; and

    .  difficulties in returning or exchanging products.

      If we fail to establish the PlanetRx.com brand or attract repeat customers, we may not be able to increase our revenues. We believe that we must continue to strengthen the PlanetRx.com brand, particularly because of the early stage and competitive nature of the online market for our products. If we fail to establish our brand quickly, we will be at a competitive disadvantage and may lose the opportunity to build a critical mass of customers. The development of our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. We cannot be certain that our brand promotion activities will be successful, or will result in increased revenues. If we achieve increased revenues, there can be no assurance that these revenues will be sufficient to offset the expenditures incurred in building our brand.

      In addition, due to our limited operating history, we have not established a material amount of repeat business from regular customers. While our websites are designed to encourage repeat business, we do not yet have sufficient historical data on how successful this strategy will be. Therefore, it is difficult to forecast what our revenues from repeat customers will be or our overall revenue trends.

      We expect our quarterly financial results to fluctuate. We expect our revenues and operating results to vary significantly from quarter to quarter due to a number of factors, including:

    . our ability to attract visitors to the PlanetRx.com website and to convert those visitors into customers;

    . our ability to satisfy customer demand, retain existing customers and attract new customers at a reasonable cost;

    .  the frequency and size of any repeat customer orders;

    .  the nature and amount of publicity for us or our competitors;

    .  changes in the growth rate of Internet usage and online purchasing;

    .  the mix of products sold by us;

    .  our ability to maintain adequate inventory levels;

    . changes in our pricing policies or the pricing policies of our online and traditional competitors;

    . purchasing patterns, including holiday purchasing patterns and the purchasing of seasonal products such as sunscreen and allergy medications; and

    . costs related to potential acquisitions of technologies or businesses.

      We currently expect that a majority of our revenues for the foreseeable future will come from orders of prescription drugs, non-prescription drugs, personal care products and medical supplies on our PlanetRx.com website as well as from sponsors on our satellite websites. The volume and timing of orders are difficult to predict because the online market for these products is in its infancy. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are fixed in the short term. As a result, a delay in generating or recognizing revenue for any reason could cause significant variations in our operating results from quarter to quarter and could result in greater than expected operating losses.

      Because our operating results fluctuate and are difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. In some future quarter, our operating results may fall below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

      We may be unable to significantly expand our customer base because of limited insurance reimbursement coverage for prescription drugs that we sell. We currently have limited access to insurance reimbursement coverage for our prescription products. The majority of purchases in the prescription drug market are paid for by third-party payors. A disproportionate dependence on purchases of prescriptions without reimbursement may limit our penetration of the prescription drug market, and may thus have an adverse impact on our business.

      Our relationship with Express Scripts, Inc. is complex and requires significant cash payments for which we may receive no benefit. In October 1999, we completed a series of agreements with Express Scripts, Inc. and its wholly owned subsidiary, YourPharmacy.com. These agreements involve many aspects of our business, including the sale of equity securities, the operation of our respective websites, significant cash payments to Express Scripts, and the inclusion of us as an authorized pharmacy in the Express Scripts network. These arrangements are complex and will require significant efforts to operate successfully. As a result, there are many risks related to these arrangements, including some that we may not have foreseen.

      In particular, we have committed to pay Express Scripts a minimum of $14.7 million annually for five years, with a potential five-year extension, plus an incremental fee based on Express Scripts members' activity on our website. Express Scripts has committed to actively promote us as Express Scripts' online pharmacy; however, we do not control the choice of ads and the advertising may not result in additional customers. If we are not successful in converting a significant number of Express Scripts members into customers, we may not receive any benefit from our cash payments to Express Scripts and our revenues will be harmed.

      Additionally, while our relationship with Express Scripts significantly broadens our ability to provide prescription medication to consumers with insurance reimbursement plans, it may not allow all of our potential customers to purchase these medications from us and receive insurance reimbursement.

      Due to Express Scripts' percentage of ownership of our common stock, it will be able to influence all matters requiring approval by our stockholders, including the approval of mergers or other business combinations.

      If we are not able to maintain existing contracts or obtain additional contracts with insurance companies and pharmacy benefit managers, our customers may not be able to obtain reimbursement for purchases of prescription products, which would impair our ability to expand our customer base. To obtain reimbursement on behalf of our customers for the prescription products that they purchase on our website, we need to obtain contracts with numerous insurance companies and pharmacy benefit managers.

      Our ability to obtain additional contracts with other insurance companies and pharmacy benefit managers, or retain our existing contracts for an extended period of time, is uncertain. Many of these companies are in the early stages of evaluating the impact of the Internet and online pharmacies on their businesses. Many of these companies may delay their decisions to contract with online pharmacies or may decide to develop their own Internet capabilities that may compete with us. In addition, many insurance companies have existing contracts with chain drugstores and pharmacy benefit managers that have announced their intentions to establish online pharmacies.

      In addition, it is likely that some insurance companies and pharmacy benefit managers will contract with only one or a limited number of online pharmacies. If our online competitors obtain these contracts and we do not, we would be at a competitive disadvantage.

      Even if we are successful in gaining widespread access to insurance reimbursement, each insurance application must be processed individually, which will raise the costs of processing prescription orders and may delay our order processing time, which may be harmful to our business. In addition, if customers do not initially embrace our online insurance coverage procedure, we may remain dependent on that portion of the market that is willing to pay cash for their prescriptions.

      We may not be able to compete successfully against current and future competitors. We do business in a market that is highly competitive, and we expect competition to intensify in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could harm our net revenue and results of operations. We currently or potentially compete with a variety of companies, many of which have significantly greater financial, technical, marketing and other resources. Our competitors include:

    . various online stores that sell prescription drugs as well as over-the-counter drug and health, wellness, beauty and personal care items;

    .  chain drugstores;

    .  independent drugstores and pharmacies;

    .  mass-market retailers;

    .  warehouse clubs; and

    .  pharmacy benefit managers that sell prescription drugs directly.

      Most traditional drugstores have operated for a longer period of time, have greater financial resources, have established marketing relationships with leading manufacturers and advertisers and have secured greater presence in distribution channels. Some of these companies may also commence or expand their presence on the Internet. We also compete with hospitals, HMOs and mail order prescription drug providers, all of whom are or may begin offering products and services, as well as healthcare related information similar to our content, over the Internet. Finally, we are aware of numerous other smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete directly with those offered at PlanetRx.com.

      We may face a significant competitive challenge from alliances entered into by our competitors. For instance, one of our direct online competitors, drugstore.com, has a relationship that gives them access to a major pharmacy benefit manager. Our competitors may continue to gain access to major pharmacy benefit managers, major HMOs or chain drugstores. The combined resources of these partnerships could pose a significant competitive challenge to PlanetRx.com and could prevent these pharmacy benefit managers, HMOs or chain drugstores from also entering into relationships with us and could limit our ability to penetrate the prescription drug market.

      We believe the principal factors on which we will compete include:

    .  recognition of the PlanetRx.com brand;

    .  product selection;

    .  personalized services;

    .  convenience and ease of use;

    .  price;

    .  accessibility;

    .  customer service;

    .  quality of interactive tools;

    .  quality of content; and

    .  reliability and speed of fulfillment for products ordered.

      We will have no control over how successful our competitors are in addressing these factors. In addition, our online competitors can duplicate many of the products or services and much of the content that we offer, with little difficulty.

      Our gross margins may be affected by downward price pressure on pharmaceutical drugs. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. While we may be successful in gaining widespread access to insurance reimbursement, the efforts of third-party payors to contain costs will place downward pressures on gross margins from sales of prescription drugs. We cannot be certain that our products or services will be considered cost effective or that adequate third-party reimbursement will be available to enable us to maintain price levels sufficient to realize adequate profit margins on prescription drugs. Our failure to realize adequate profit margins on prescription drugs would harm our business.

      We are dependent on strategic relationships with pharmaceutical companies to provide sponsorship revenue. If litigation or governmental interference affects the pharmaceutical companies' operations, our relationships may be adversely affected. In May 1999, we entered into a strategic alliance with a major pharmaceutical company. Under the terms of the agreement, this pharmaceutical company is the exclusive therapeutic disease state management sponsor within our diabetes.com community. In December 1999, we entered into an agreement with another major pharmaceutical manufacturer to develop a unique Web site for allergy sufferers. We plan to enter into similar agreements with other third parties in connection with the expansion of other PlanetRx.com communities. Payments by these companies to us for services that we provide to them may be at risk in future periods if these companies become subject to external interference.

      We depend on a limited number of suppliers and third-party carriers; if they do not perform, we will not be able to effectively ship orders. To generate the significant customer traffic, volume of purchases and repeat purchases that we believe are crucial to obtaining sufficient revenues, we must develop and maintain customer trust in the timing and accuracy of our product deliveries. We purchase a substantial majority of our prescription and over-the-counter products from one vendor, McKesson. We have a multi-year agreement with McKesson that requires us to purchase 80% of our prescription drugs, non-prescription drugs, home healthcare products, sundries and health and beauty aids from McKesson. However, if McKesson were unwilling or unable to supply products to us in sufficient quantities and in a timely manner, we may not be able to secure alternative suppliers on acceptable terms in a timely manner, or at all. Although our agreement with McKesson has a multi-year term, it can be terminated by us or by McKesson upon 60 days' notice.

      In addition to McKesson, we use other suppliers, particularly with respect to our other product categories. These suppliers may not continue to sell products to us on existing terms and we may not be able to establish new or extend current fulfillment terms on a timely or acceptable basis or at all. Negotiating and implementing relationships with additional vendors or distributors may take substantial time and resources. If we cannot develop and maintain relationships with vendors that allow us to obtain sufficient quantities of products on acceptable commercial terms, our business may be harmed.

      We also rely on third-party carriers for product shipments, including shipments to and from our distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carriers' ability to provide delivery services to meet our fulfillment and shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation and our business and results of operations.

      If we fail to provide updated healthcare content and other features that consumers demand, we will not be able to attract or retain customers, which would result in slower revenue growth. If we fail to update and improve our healthcare content and interactive tools in a timely and efficient manner, we may not be able to attract or retain customers. We must continue to provide professionally created healthcare content, interactive tools and other features that consumers demand. This will require the expenditure of significant funds and demand a material amount of time of senior management. In addition, we must also anticipate and respond quickly to consumer preferences and demands regarding healthcare information.

      Pharmacy or prescription processing errors could produce liability and significant negative publicity. Mistakes relating to the dispensation of prescription drugs could produce liability and negative publicity that would be adverse to our business. Pharmacies occasionally make mistakes relating to prescriptions, dosage and other aspects of the medication dispensing process. We expect that sales of pharmaceutical products will account for a significant percentage of our revenues. Because we distribute these products directly to the customer, we are the most visible participant in the medication distribution chain. While we do carry product liability insurance, it may be insufficient to cover potential claims.

      If a regulatory body alleges that we have engaged in the practice of medicine, we may be subject to significant liabilities. The practice of medicine requires licensing under applicable state law. It is not our intent to practice medicine and we have structured our websites and our business to avoid violation of state licensing requirements. However, a state regulatory authority could at some time allege that some portion of our business violates these statutes. An allegation that we practice medicine could result in significant liabilities. Further, any liability based on a determination that we engaged in the unlawful practice of medicine may be excluded from coverage under the terms of our general liability insurance policy.

      Information provided by our pharmacists or on our PlanetRx.com website or satellite websites may result in liability or negative publicity. In the event that our websites or our pharmacists provide erroneous or misleading information to our customers, we may be subject to liability or negative publicity that could have an adverse impact on our business. Our pharmacists are required by law to offer counseling to our customers about medication, dosage, delivery systems, common side effects and other information deemed to be significant by the pharmacists. Our pharmacists may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate these effects. This counseling is in part accomplished through e-mail, our toll-free telephone service and inserts included with the prescription, which may increase the risk of miscommunication because the customer is not personally present or may not have provided all relevant information to the pharmacist. In addition, information we provide through our Ask the Pharmacist service on our websites may subject us to liability to the extent that it contains any inaccuracies.

      We also post product and health-related information on our PlanetRx.com website and related satellite websites. Moreover, because visitors to our satellite sites post content unedited by us, this content could give rise to liability for us. This creates the potential for claims to be made against us for negligence, personal injury, wrongful death, product liability, malpractice, invasion of privacy or other legal theories based on our product or service offerings. To the extent that our content is perceived as promoting one product over another, our reputation could be harmed. Because online pharmacies are in an early stage of development, the amount of negative publicity that we or the online pharmacy industry receive could be disproportionate in relation to the negative publicity received by traditional pharmacies.

      Although we carry general liability, product liability and professional liability insurance, our insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed. In addition, we could face severe negative publicity if we are sued on these or other grounds, which could hurt the PlanetRx.com brand and prevent us from attracting and retaining customers. We cannot be certain that we will be able to maintain general liability, product liability and professional liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

      We may be unable to accommodate increased consumer traffic on our website, which would limit our ability to increase sales. If we fail to accommodate increased traffic on our website, our business may be seriously harmed. Our commerce revenues depend on the number of customers who use our website to purchase products. We depend on the satisfactory performance, reliability and availability of our websites, transaction processing systems, network infrastructure, customer support center, distribution and shipping systems.

      We will be required to add additional software and hardware and further develop and upgrade our existing technology, transaction-processing systems, network infrastructure and distribution facilities to accommodate increased traffic on our websites and increased sales volume. Our inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service or impaired quality and speed of order fulfillment. We may be unable to effectively upgrade and expand our transaction-processing systems to accommodate increases in the use of our websites.

      We may suffer systems failures on our websites which could result in negative publicity and reduce the volume of products sold. From time to time, we have experienced temporary system interruptions in connection with dramatically increased traffic on our website in response to promotional activities. Although these interruptions have not significantly harmed our operations, any system failure that results in the unavailability of our websites or reduced order fulfillment performance could result in negative publicity and reduce the volume of products sold, which would negatively affect our business. The satisfactory performance, reliability and availability of our websites, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels.

      In addition, because we outsource some aspects of our system, the cause of system interruptions may be outside of our control, and therefore we may not be able to correct any problem in a timely manner or at all. For example, we rely substantially on Cybercash to handle many of the elements of our transaction processing.

      Our growth and changing operations have placed a significant burden on our management system and resources, and any inability to manage this growth could result in higher operating costs and lower gross margins. We have expanded our operations rapidly since our inception and the launch of our PlanetRx.com website in March 1999. The number of our employees increased from 33 on December 31, 1998 to 433 on December 31, 1999. Additionally, many of our senior management have joined us within the last twelve months. We intend to hire additional personnel in order to pursue existing and potential market opportunities. Our growth has placed, and our anticipated future operations will continue to place, a significant strain on our management systems and resources, which could result in slower revenue growth, increased operating costs and lower gross margins. Our ability to successfully offer products and services and implement our business strategy in a rapidly evolving market requires an effective planning and management process. We also expect that we will need to continue to improve our transaction-processing, operational, financial and managerial controls and reporting systems and procedures as we grow.

      Many of our senior management have no prior management experience at public companies, and many of our executive officers have no prior management experience in the healthcare industry. We cannot be certain that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that our management will be able to successfully identify, manage and exploit existing and potential market opportunities.

      If we are unable to attract and train adequate numbers of customer service personnel, we may not be able to provide sufficient customer service. Our business depends in part on our ability to maintain superior customer service. If we are unable to attract and train adequate numbers of customer service personnel, our efforts to establish our brand may be harmed and our business results may be impaired. We will need to commit significant additional financial resources to attract and train customer service personnel in order to provide our customers with high quality customer service.

      We may be unable to expand the breadth and depth of our product offerings in a cost-effective and timely manner. It is important to our future success to expand the breadth and depth of our product offerings. For example, we recently introduced the sale of branded cosmetics and salon hair care products on our PlanetRx.com website. Expansion of our product categories and product offerings in this manner will require significant additional expenditures and could strain our management, financial and operational resources. For example, we may need to incur significant marketing expenses, develop relationships with new suppliers or manufacturers, or comply with new regulations. We cannot be certain that we will be able to expand our product categories or offerings in a cost-effective or timely manner, or that we will be able to offer every product in demand by our customers. Furthermore, any new product offering that is not favorably received by consumers could damage our reputation. The lack of market acceptance of new products or our inability to generate satisfactory revenues from expanded product offerings to offset their costs could harm our business.

      If we do not successfully expand our distribution operations, we may not be able to meet customer demand, which would result in loss of customers and revenues. If we do not successfully expand our distribution operations on an ongoing basis to accommodate increases in demand, we will not be able to fulfill our customers' orders in a timely manner, which would harm our business. All of our distribution operations are handled at our facilities in Memphis, Tennessee. Any future expansion may cause disruptions in our business and may be insufficient to meet our ongoing distribution requirements.

      We may be unable to meet our future capital requirements, which would impair our ability to fund our operations. We require substantial working capital to fund our operations. We expect that funds from operations and the proceeds from the sale of our common stock will be sufficient to fund our operations for the next twelve months, but we cannot assure you that we will be able generate sufficient funds from our operations after that time, in which case, we may need to raise additional funds. However, we cannot be sure that additional financing would be available to us on favorable terms or at all.

      If we raise funds by issuing equity, equity-related or debt securities, these securities may have rights, preferences and privileges that are senior to our existing common stock. In addition, the issuance of these securities may cause immediate and substantial dilution to our existing stockholders.

      We face the risk of inventory theft and diversion, which could result in increased operating costs. Many of our products are valuable, and their small size and packaging render them particularly susceptible to theft and diversion in the course of fulfillment and distribution. If the security measures we use at our distribution center and during the distribution process do not prevent significant inventory theft and diversion, our gross profit margins and results of operations may be harmed.

      If our online security measures fail, we could incur significant liabilities. If third parties were able to penetrate our network security or otherwise misappropriate our users' personal information, such as prescription or health condition information, we could be subject to liability, including lawsuits. This would be costly, divert the attention of our management and cause significant harm to our reputation.

      We are exposed to risks associated with credit card fraud, which may reduce collections and discourage online transactions. If we fail to adequately control fraudulent credit card transactions, our revenues and results of operations would be harmed because we do not carry insurance against this risk. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

      If one or more of our pharmacy licenses is not renewed, we may not be able to ship our products into markets into which we currently deliver our products. We currently hold pharmacy licenses that allow us to ship into all U.S. states and territories, and these licenses generally must be renewed on an annual basis. If one or more of these licenses is not renewed, for whatever reason, our business and reputation would be significantly harmed.

      Government regulation of the health care and pharmacy industries may expose us to risks that we may be fined or exposed to civil or criminal liability, receive negative publicity or be prevented from shipping products into one or more states. Our business is subject to extensive federal, state, and local regulations, many of which are specific to pharmacies and the sale of over-the-counter drugs. Many of these regulations are new and subject to varying interpretations, which makes the task of assuring compliance difficult. Noncompliance with one or more of these regulations could result in substantial fines and other monetary penalties, exclusion from participation in some networks, and/or criminal sanctions which could adversely affect our business.

      We are also subject to laws and regulations regarding homeopathic drugs, and we may face enforcement actions, lawsuits or claims asserting that we have not complied with these laws and regulations. As we expand our product and service offerings, more of our products and services will likely be subject to regulation by the FDA, which regulates drug advertising and promotion. Complying with FDA regulations is time consuming, burdensome and expensive, and could delay our introduction of new products and services.

      The U.S. House of Representatives Committee on Commerce and the General Accounting Office are conducting a review of online pharmacies, including the current laws that govern pharmacy operations, and the potential for abuses by some online sites, focusing on those that do not require the submission of a valid prescription issued by the customer's physician. In addition, in December 1999 the Clinton administration announced a proposal to eliminate illegal sales of prescription drugs over the Internet by unlicensed Web site operators. If approved by Congress, the proposal would, among other things, establish new federal requirements for Internet pharmacies to ensure that they comply with state and federal laws, create new civil penalties for the illegal sale pharmaceuticals, and authorize additional federal enforcement powers. We believe that any regulations resulting from these investigations or the Clinton administration's proposal will likely result in increased reporting and monitoring requirements, which could be burdensome and increase our expenses. Other legislation and regulations currently being considered at the federal and state level could affect our business, including legislation or regulations relating to confidentiality of patients records, including electronic access and storage of such records, as well as the inclusion of prescription drugs as a Medicare benefit. In addition, various state legislatures are considering new legislation related to the regulation of nonresident pharmacies. Compliance with new laws or regulations could increase our expenses.

      The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. Regulations have been proposed to implement these requirements, and we are designing our applications to comply with the proposed regulations. However, until these regulations become final, possible changes in these regulations could cause us to sue additional resources and lead to delays as we revise our Web site and operations.

      Until recently, Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet. We are also subject to extensive regulation relating to the confidentiality and release of patient records. Additional legislation governing the distribution of medical records exists or has been proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover, we may be restricted or prevented form delivering patient records electronically. This could have an adverse impact on our ability to gain and retain customers.

      Our facilities, systems and operations are vulnerable to natural disasters and other unexpected problems. Fire, flood, power loss, telecommunications failure, break-ins, earthquakes, tornadoes and similar events could damage our communications hardware and other computer hardware operations, which are located in South San Francisco, California and our distribution center and pharmacy, which are located in Memphis, Tennessee. This could cause interruptions or delays in our business, loss of data or render us unable to accept and fulfill customer orders. In addition, computer viruses, electronic break-ins or other similar disruptions could harm our websites. We have no formal disaster recovery plan and our insurance may not adequately compensate us for losses that may occur due to failures or interruptions in our systems.

      The loss of any of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could result in an inability to manage our growing operations. The loss of the services of one or more of our key personnel could seriously disrupt our business. We depend on the continued services and performance of our senior management and other key personnel, particularly William J. Razzouk, Chief Executive Officer and Chairman of the Board. Our future success also depends upon the continued service of our executive officers and on our ability to attract and retain key sales, marketing and support personnel, as well as pharmacists and software developers. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. Many of our senior management joined us within the last twelve months, including Michael Beindorff our President and Chief Operating Officer, and Steve Valenzuela, our Senior Vice President and Chief Financial Officer. Our future success depends on the ability of these officers to effectively work together with our original management team. Except for Mr. Razzouk, none of our officers or key employees is bound by an employment agreement. Our relationships with these officers and key employees are at will. We do not have "key person" life insurance policies covering any of our employees.

      We may be unable to protect the intellectual property rights upon which our business relies, which could harm our competitiveness and cause customer confusion. We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. These legal protections afford only limited protection for our intellectual property and trade secrets. We have filed applications for United States trademark registrations for, among others, "PlanetRx.com." We may be unable to secure this registration. It is also possible that our competitors or others will adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term PlanetRx.com. Any claims or customer confusion related to our trademark, or our failure to obtain trademark registration, would negatively affect our business.

      Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and services online. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

      Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs to us. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

      We may not be able to acquire new domain names or maintain our existing ones. Our strategy is dependent, in part, on our ability to use our satellite websites and domain names to increase revenues. We believe that operating satellite websites with names like "diabetes.com" that consumers can easily locate and that provide useful information will attract consumers to these websites and, by having links to the PlanetRx.com website, will increase traffic and revenue opportunities. We currently hold the Internet domain name "PlanetRx.com," as well as various other related names, including arthritis.com, diabetes.com and cancer.com. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the U.S. and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names, which could result in the creation of domain names similar to ours. As a result, we may be unable to acquire or maintain the "PlanetRx.com" domain name or our other domain names in all of the countries in which we conduct business.

      The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

      We may face costly product liability claims by consumers. The products we carry, including prescription drugs, non-prescription drugs and dietary supplements, are particularly susceptible to product liability claims. Any claim of product liability by a consumer against us, regardless of merit, could be costly financially and could divert the attention of our management. It could also create negative publicity, which would harm our business. Although we maintain product liability insurance, it may not be sufficient to cover a claim if one is made.

      We may be found to infringe proprietary rights of others, which could result in significant liabilities. Third parties may claim infringement by us with respect to past, current or future proprietary rights. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any infringement claim, whether meritorious or not, could be time-consuming, result in costly litigation or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

      If we engage in any acquisitions, we will incur a variety of costs, and the anticipated benefits of the acquisition may never be realized. If appropriate opportunities present themselves, we may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. We currently have no commitments or agreements with respect to any material acquisitions and no material acquisition is currently being pursued. If we do undertake any transaction of this sort, the process of integrating an acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, the anticipated benefits of any acquisition may fail to be realized. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could adversely affect our business, results of operations and financial condition.

      In addition, recent proposed changes in the Financial Accounting Standards Board rules for merger accounting may affect our ability to make acquisitions or be acquired. For example, elimination of the "pooling" method of accounting for mergers could increase the amount of goodwill that we would be required to account for if we merge with another company, which would have an adverse financial impact on our future operating results. Further, accounting rule changes that reduce the availability of write-offs for in-process research and development costs in connection with an acquisition could result in the capitalization and amortization of these costs and negatively impact results of operations in future periods.

      Year 2000 issues could affect our business. Even though the date is now past January 1, 2000 and we have not experienced any immediate adverse impact from the transition to the Year 2000, we cannot provide assurance that our suppliers and customers have not been affected in a manner that is not yet apparent. In addition, certain computer programs that were date sensitive to the Year 2000 may not process the Year 2000 as a leap year and any negative consequential effects may remain unknown.

      We are controlled by officers, directors and entities affiliated with them. Based upon shares outstanding as of January 31, 2000, executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 54.9% of our outstanding common stock. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

      Antitakeover provisions applicable to us could preclude an acquisition, even if an acquisition would be beneficial to our stockholders. Provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

      We depend on continued use of the Internet and growth of the online drugstore market. Our future revenues and profits, if any, substantially depend upon the widespread acceptance and use of the Internet as an effective medium of business and communication by our target customers. Rapid growth in the use of and interest in the Internet has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce.

      In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services.

      Further, the online market for drugstore products is in its infancy. The market is significantly less developed than the online market for books, auctions, music, software and numerous other consumer products. Even if use of the Internet and electronic commerce continues to increase, the rate of growth, if any, of the online drugstore market could be significantly less than the online market for other products. Our rate of revenue growth could therefore be significantly less than other online merchants.

      If we do not respond to rapid technological changes, our services could become obsolete and our business would be seriously harmed. As the Internet and online commerce industry evolve, we must license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to successfully implement new technologies or adapt our Web store, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable to do so, it could adversely impact our ability to build the PlanetRx.com brand and attract and retain customers.

Risks Related to Regulation of Internet Commerce

      If we are required to charge taxes on purchases, we may have to increase prices, which could lead to a loss of sales, or could result in increased net losses. We do not collect sales or other similar taxes in respect of goods sold by PlanetRx.com, except from purchasers located in California, Tennessee and Missouri. However, one or more additional states may seek to impose sales tax collection obligations on out-of-state companies which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce, and could adversely affect our ability to derive financial benefit from our commercial activities. Additionally, the imposition of these taxes would force online retailers to manage a more complex transaction processing system.

      Government regulation of the Internet and data transmission over the Internet could affect our operations. Our customers regularly provide us with confidential information, such as personal health information and credit card numbers. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. A recent session of the United States Congress resulted in legislation governing children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. Laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

      We may face potential liability for invasion of privacy. We have a policy against using personally identifiable information obtained from users of our online personal service infrastructure without the user's permission. In the past, the Federal Trade Commission has investigated companies that have used personally identifiable information without permission or in violation of a stated privacy policy. If we use this information without permission or in violation of our policy, we may face potential liability for invasion of privacy for compiling and providing information to our corporate customers and strategic partners.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the individual Registered Stockholders will be borne by such Registered Stockholders.


                            REGISTERED STOCKHOLDERS

     The Reoffer Prospectus relates to shares of Common Stock which have been acquired by certain key employees and donees who received shares from key employees (the "Registered Stockholders") of the Company. Registered Stockholders acquired shares of Common Stock to be offered hereunder pursuant to the exercise of options granted under the 1998 Stock Plan or pursuant to restricted stock purchase agreements entered into on September 15, 1998.

     The following table sets forth certain information with respect to the Registered Stockholders as of March 15, 2000:

                                                                                 Number of
Registered                       Position with                                  Shares to be
Stockholder                      the Company                                   Offered Hereby
---------------------------------------------------------------------------------------------
Certain unnamed Individuals(1)                                                      3,048,128
Michael Bruner                   Founder                                            2,000,000
William J. Razzouk               Chief Executive Officer                            1,734,000
Stephanie Schear                 Senior Vice-President, Business Development        1,270,000
Matthew Naythons                 Vice-President, Editorial                            443,135
Shawn Becker                     Director, Business Development                       400,000
Randal Wong                      Senior engineer                                      400,000
Steve Valenzuela                 Senior Vice President, Chief Financial Officer       380,000
---------------------------------------------------------------------------------------------

(1) Includes key employees and family members who received shares in gift transactions from key employees, each of whom owns less than 1% of the outstanding Common Stock.


                             PLAN OF DISTRIBUTION

     The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Registered Stockholders.

     The Selling Stockholder(s) may sell the shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Selling Stockholder(s) may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder(s) (and, if they act as agent for the purchaser of such shares, from such purchaser). The Selling Stockholder(s) will pay usual and customary brokerage fees. Broker-dealers may agree with the Selling Stockholder(s) to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder(s), to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer's commitment to the Selling Stockholder(s). Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions.

     To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the Selling Stockholder(s) or anyone effecting sales on behalf of the Selling Stockholder(s) may be deemed an underwriter, as that term is defined under the Securities Act of 1933, as amended. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Registered Stockholders. Sales will be made at prices prevailing at the time of such sales.

     The Company is bearing all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the Selling Stockholder(s) or other party selling such shares. In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.


                      DOCUMENTS INCORPORATED BY REFERENCE

     PlanetRX.com hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a) PlanetRX.com's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and

(b) PlanetRX.com's Registration Statement No. 0-27437 on Form 8-A filed with the SEC on September 23, 1999, together with all amendments thereto, pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") in which there is described the terms, rights and provisions applicable to the Company's outstanding Common Stock.


                                INDEMNIFICATION

     PlanetRX.com has entered into indemnification agreements with each of its directors and executive officers. The form of indemnification agreement provides that PlanetRX.com will indemnify its directors and executive officers against any and all of their expenses incurred by reason of their status as a director or executive officer to the fullest extent permitted by Delaware law, its certificate of incorporation and its bylaws.

     PlanetRX.com's certificate of incorporation and bylaws each contain provisions relating to the limitation of liability and indemnification of its directors and officers. PlanetRX.com's certificate of incorporation provides that its directors will not be personally liable to PlanetRX.com or its stockholders for monetary damages for any breach of fiduciary duty as a director, except liability for:

     . any breach of the director's duty of loyalty to PlanetRX.com or its stockholders;

     . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     . any transaction from which the director derived an improper personal benefit.

     PlanetRX.com's certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by its stockholders of its certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of its directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The foregoing provisions of PlanetRX.com's certificate of incorporation are not intended to limit the liability of its directors or officers for any violation of applicable federal securities laws.

     In addition, as permitted by Section 145 of the Delaware General Corporation Law, PlanetRX.com's bylaws provide that:

     . PlanetRX.com must indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law;

     . PlanetRX.com may, in its discretion, indemnify other of its officers, employees and agents as provided by the Delaware General Corporation Law;

     . to the fullest extent permitted by the Delaware General Corporation Law, PlanetRX.com is required to advance all expenses incurred by its directors and officers in connection with legal proceedings (subject to some exceptions);

     .    the rights conferred in the bylaws are not exclusive;

     . PlanetRX.com is authorized to enter into indemnification agreements with its directors, officers, employees and agents; and

     . PlanetRX.com may not retroactively amend its bylaw provisions relating to indemnification.

     PlanetRX.com's bylaws provide that it must indemnify our directors to the fullest extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware General Corporation Law.

                                    PART II

              Information Required in the Registration Statement

Item 3.   Incorporation of Documents by Reference
          ---------------------------------------

          PlanetRX.com, Inc. ("PlanetRX.com") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

(a) PlanetRX.com's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

(b) The description of PlanetRX.com's outstanding Common Stock contained in PlanetRX.com's Registration Statement No. 0-27437 on Form 8-A filed with the SEC on September 23, 1999, under Section 12 of the 1934 Act, including any amendment or report filed to update the description.

          All reports and definitive proxy or information statements filed under
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall also be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities
          -------------------------

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel
          --------------------------------------

          Not Applicable.

Item 6.   Indemnification of Directors and Officers
          -----------------------------------------

          PlanetRX.com has entered into indemnification agreements with each of its directors and executive officers. The form of indemnification agreement provides that PlanetRX.com will indemnify its directors and executive officers against any and all of their expenses incurred by reason of their status as a director or executive officer to the fullest extent permitted by Delaware law, its certificate of incorporation and its bylaws.

          PlanetRX.com's certificate of incorporation and bylaws each contain provisions relating to the limitation of liability and indemnification of its directors and officers. PlanetRX.com's certificate of incorporation provides that its directors will not be personally liable to PlanetRX.com or its stockholders for monetary damages for any breach of fiduciary duty as a director, except liability for:

          . any breach of the director's duty of loyalty to PlanetRX.com or its stockholders;

          . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

          . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

          . any transaction from which the director derived an improper personal benefit.

          PlanetRX.com's certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by its stockholders of its certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of its directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The foregoing provisions of PlanetRX.com's certificate of incorporation are not intended to limit the liability of its directors or officers for any violation of applicable federal securities laws.

          In addition, as permitted by Section 145 of the Delaware General Corporation Law, PlanetRX.com's bylaws provide that:

          . PlanetRx.com must indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law;

          . PlanetRx.com may, in its discretion, indemnify other of its officers, employees and agents as provided by the Delaware General Corporation Law;

          . to the fullest extent permitted by the Delaware General Corporation Law, PlanetRx.com is required to advance all expenses incurred by its directors and officers in connection with legal proceedings (subject to some exceptions);

          .    the rights conferred in the bylaws are not exclusive;

          . PlanetRx.com is authorized to enter into indemnification agreements with its directors, officers, employees and agents; and

          . PlanetRx.com may not retroactively amend its bylaw provisions relating to indemnification.

          PlanetRx.com's bylaws provide that it must indemnify our directors to the fullest extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware General Corporation Law.

Item 7.   Exemption from Registration Claimed
          -----------------------------------

          On various dates beginning October 6, 1998 and ending October 4,
1999 PlanetRx.com issued to the Selling Stockholders stock options to purchase shares of common stock at a per share exercise price ranging from $.025 to $ 9.00 and the Selling Stockholders exercised the options to purchase 9,675,263 shares of common stock. On September 15, 1998, PlanetRx.com issued to certain Selling Stockholders an aggregate of 3,936,666 shares of common stock at a per share purchase price of $0.025. The sale and issuance of securities to the Selling Stockholders was deemed to be exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) thereof or Rule 701.

Item 8.   Exhibits
          --------

Exhibit Number      Exhibit
--------------      -------
     4              Instrument Defining Rights of Stockholders. Reference is
                    made to PlanetRX.com's Registration Statement No. 0-27437 on
                    Form 8-A, which is incorporated herein by reference under
                    Item 3(b) of this Registration Statement.

     23.1           Consent of PricewaterhouseCoopers, LLP, Independent
                    Accountants.

     24 Power of Attorney. Reference is made to page II-4 of this Registration Statement.

Item 9.   Undertakings
          -------------

          A.   PlanetRX.com hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

                    (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act,

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and

                    (iii) to include any material information with respect to
                          the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by PlanetRX.com under Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement;

               (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the PlanetRX.com, Inc. 1999 Equity Incentive Plan.

          B. PlanetRX.com hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of PlanetRX.com's annual report under Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of PlanetRX.com under the indemnification provisions summarized in Item 6 or otherwise, PlanetRX.com has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PlanetRX.com of expenses incurred or paid by a director, officer or controlling person of PlanetRX.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PlanetRX.com will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     The Securities Act of 1933, as amended, requires that PlanetRx.com certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has had this Registration Statement signed on its behalf by the undersigned, who is duly authorized, in the City of South San Francisco, State of California on this March 23, 2000


                                        PLANETRX.COM, INC.


                                        By:  /s/ William J. Razzouk
                                             -----------------------------------
                                             William J. Razzouk
                                             Chairman and Chief Executive
                                             Officer


                               POWER OF ATTORNEY
                               -----------------


KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of PlanetRx.com, Inc., a Delaware corporation, do hereby constitute and appoint William J. Razzouk and Steve Valenzuela, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                                         Title                                       Date
---------                                                         -----                                       ----
/s/        William J. Razzouk                          Chairman and Chief Executive Officer                   March 23, 2000
-----------------------------------------              (Principal Executive Officer)
           William J. Razzouk

/s/         Steve Valenzuela                          Senior Vice-President, Finance, Chief Financial
-----------------------------------------             Officer and Secretary                                   March 23, 2000
            Steve Valenzuela                           (Principal Financial and Accounting Officer)

/s/           David Beirne                                  Director                                       March 23, 2000
-----------------------------------------
              David Beirne

                                                            Director                                       March    , 2000
-----------------------------------------
            Terrence C. Burke

/s/       Christos M. Cotsakos                              Director                                       March 23, 2000
-----------------------------------------
          Christos M. Cotsakos

/s/          Michael Moritz                                 Director                                       March 23, 2000
-----------------------------------------
             Michael Moritz

                                                            Director                                       March    , 2000
-----------------------------------------
               Barret Toan

                                 EXHIBIT INDEX

                                                                                                            Sequentially
Exhibit Number        Exhibit                                                                               Numbered Page
--------------        -------                                                                               -------------
      4               Instrument Defining Rights of Stockholders.  Reference is made to
                      PlanetRX.com's Registration Statement No. 0-27437 on Form 8-A, which is incorporated herein by reference under Item 3(b) of this Registration
                      Statement.
   23.1               Consent of PricewaterhouseCoopers LLP, Independent Accountants.

   24                 Power of Attorney.  Reference is made to page II-4 of this Registration
                      Statement.